RESOLUTION

                1989 STOCK INCENTIVE PLAN
                1995 STOCK INCENTIVE PLAN

                    September 17, 1999


     RESOLVED, that Section 17 of the 1989 Stock Incentive
Plan and Section 19 of the 1995 Stock Incentive Plan shall be amended to read as follows:

     PAYMENT OF EXCISE TAXES If any payments or transfers to or for the benefit of the Participant is deemed an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code") subject to the excise tax imposed by Section 4999 of the Code, the Corporation shall pay to the Participant an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this Section) to the Participant shall equal the total amount of all such payments and benefits to which the Participant would have been entitled (but for this Section) net of all applicable federal, state and local taxes except the excise tax. For purposes of this Section, the Participant shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.
The amount of the payment to the Participant shall be estimated by the firm of independent certified public accountants serving as the outside auditor of the Corporation, as of the date of the applicable event as described in section 7(d)(i)-(iv).



                                                 Exhibit (10)(n)(vii)